EXHIBIT 2


                               JAMES N. BARBER
                               Attorney at Law
                          Suite 100, Bank One Tower
                               50 West Broadway
                          Salt Lake City, Utah 84101
                          Telephone: (801) 364-6500
                             Fax: (801) 364-3406

June 30, 2000

To the Board of Directors
Txon International Development Corporation
10584 S. 700 East, Suite 228,
Sandy, UT 84070

Re: Txon International Development Corporation Year 2000
    Non-Qualified Stock Option Plan

Dear Members of the Board:

I have examined a document entitled Txon International Development Corporation Year 2000 Non-qualified Stock Option Plan (the "Plan") and am familiar with the Company's plan to grant options to employees, officers, directors and consultants to purchase up to 1,000,000 common shares of the Company for Two Cents ($.02) per share. I have also made such further investigations as I have deemed necessary to express the opinions herein stated.

Based on that investigation, it is my opinion that the common shares of Txon International Development Corporation which are hereafter issued upon exercise of options duly granted under and in accordance with the terms of the Plan will, upon payment of the consideration therefore required by the terms of the Plan, be duly and validly authorized and issued, fully paid and non-assessable.

I consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Shares issued under the Plan, and to any references to me in such Registration Statement.

Very truly yours,

/s/ James N. Barber

James N. Barber